Exhibit 10.40

January 23, 2011

The Board of Directors

CVS Caremark Corporation

One CVS Drive

Woonsocket, Rhode Island 02895

Ladies and Gentlemen,

Over the past year, we have worked together to formulate a plan to effect a seamless transition in the leadership of CVS Caremark Corporation (the “Company”) following my retirement.  In furtherance of this transition plan, effective as of March 1, 2011 (the “Transition Date”), I hereby retire from my position as Chief Executive Officer of the Company, although I will remain a non-executive employee of the Company through May 11, 2011 (the “Transition Period”), at which time I will retire from the Company.  I will continue to serve as non-executive Chairman of the Board of Directors of the Company (the “Board”) through the 2011 Annual Meeting of Shareholders, at which time I will resign my position as a director of the Company.

During the Transition Period, I will advise and assist the successor CEO and the Company in determining sales and marketing strategies for key new prospects and important renewals, overall product/services marketing strategies and brand/message to clients, leveraging my experience, status in the benefits consultant community and existing relationships.  My activities will include but not be limited to participation in strategy meetings, attendance at industry and trade association meetings on behalf of the Company, as well as attendance at important finalist and pitch meetings with new or existing clients as requested by the Company.

During the Transition Period, I will continue to receive base salary at my existing salary rate for the services rendered as a non-executive.  I will not receive any Board retainer or meeting fees for Board service through the end of my term at the 2011 annual shareholder meeting.  I understand and agree that, notwithstanding anything contained in any agreement between me and the Company, I will not be entitled to receive any award under the CVS Caremark Management Incentive Plan in respect of the 2011 performance year, any award under the CVS Caremark Long-Term Incentive Plan (the “LTIP”) for the 2011-2013 cycle, any new awards under the Company’s RoNA LTIP for 2011 or any additional equity awards, including the April 2011 annual equity grant, and I will not accrue additional credits under the Supplemental Retirement Plan I for Select Senior Management of CVS Caremark Corporation during the Transition Period.  I hereby confirm that following my retirement I will be subject to the previously agreed restrictive covenants, including the ten year non-competition and non-solicitation restrictions.

It is intended that the payments described herein comply with Section 409A of the Code or an exemption thereto and that my services during the Transition Period will be performed on a regular and continual basis, at a level sufficient for me not to incur a “separation from service” for purposes of Section 409A.

I am delighted to have been able to serve the Company for more than 36 years and to assist in the transition to new leadership.

Sincerely,

/s/ Thomas M. Ryan
Thomas M. Ryan

Acknowledged and Agreed by the Company as of January 23, 2011

/s/ Lisa G. Bisaccia
By:	Lisa G. Bisaccia
Title:	Senior Vice President and
Chief Human Resources Officer